Exhibit 99.1

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan(651) 250-2809

ECOLAB REPORTED AND ADJUSTED FIRST QUARTER DILUTED EPS $0.77;

ADJUSTED DILUTED EPS -4% INCLUDING $0.11 (14%) CURRENCY HEADWIND

2016 full-year adjusted EPS forecast remains $4.35 to $4.55

FIRST QUARTER HIGHLIGHTS:

•	Reported diluted EPS $0.77
•

Adjusted diluted EPS also $0.77, -4%, excluding special gains and charges and discrete tax items, as lower delivered product costs, cost savings and lower shares partially offset an $0.11 (14%) per share currency headwind

•	Reported sales -6%; acquisition adjusted fixed currency sales -2%
•	Strong Global Institutional, Global Industrial and Other segment acquisition adjusted fixed currency sales +4%, offset by Global Energy sales decline. Regional growth led by Latin America and Europe.
•	Strong adjusted fixed currency operating margin expansion, +60 bps; reported operating margin +20 bps
•	Robust free cash flow of $332 million, led by working capital improvement

	First Quarter Ended March 31
	(unaudited)
	Reported			Adjusted*
	First Quarter		%	First Quarter		%
(Millions, except per share)	2016	2015	change	2016	2015	change

Net Sales	$3,097.4	$3,297.6	-6%	$3,097.4	$3,297.6	-6%
Operating Income	371.5	387.7	-4%	377.8	396.1	-5%
Net Income Attributable to Ecolab	230.8	233.4	-1%	230.4	241.3	-5%

Diluted Net Income Per Share	$0.77	$0.77	0%	$0.77	$0.80	-4%

* Operating income is adjusted for special gains and charges; net income and diluted net income per share are adjusted for special gains and charges and discrete tax items.

ST. PAUL, Minn., May 3, 2016:  Continued solid Global Institutional, Global Industrial and Other segment sales growth along with margin expansion partially offset a Global Energy segment decline to deliver 10% first quarter earnings per share growth before currency effects.  Unfavorable currency translation of $0.11 per share (a 14% impact) more than offset the operating gain, yielding a 4% decrease in adjusted earnings per share.

CEO comment

Douglas M. Baker, Jr., Ecolab chairman and chief executive officer, commented, saying, “First quarter results were as expected, as we largely overcame a 14% unfavorable currency translation impact. We delivered solid underlying business growth and margin expansion in the face of sluggish global economies and a very difficult oil and gas market.  Effective new products and strong new business gains, along with our focus on excellent service delivery, drove our operating results.

“Looking ahead, we remain focused on driving growth and outperforming our end markets through a continued focus on product innovation and new business productivity while also investing to build growth for the future.  Though global economies and currencies remain challenging, our Institutional, Industrial and Other segments continue to deliver mid-single digit acquisition adjusted fixed currency sales growth and healthy margin expansion.  These are more than offsetting the difficulties our Energy segment is facing from continued significant declines in its end markets.

“We are well-positioned to deliver within our full year 2016 forecast. Our energy and currency year on year comparison challenges should lessen as the year progresses and our Institutional, Industrial and Other segment businesses are expected to continue their strong performance. Importantly, we are investing in our future, with our combined R&D and technology investments growing year on year as they did last year. We are confident we are taking the right steps to deliver growth this year while also investing in the innovation and technology needed to drive future growth.”

Venezuela

As previously disclosed, Ecolab deconsolidated its Venezuela operations at year-end 2015.  This change in accounting treatment, in which we stopped consolidating the results of our local Venezuelan operations in our 2016 financial statements, does not directly affect the local operations of our Venezuelan businesses. We continue to serve customers in Venezuela after the deconsolidation.

Also as previously disclosed, the full-year earnings per share impact of currency on growth rates versus 2015 includes the $0.15 per share effect of the Venezuela bolivar devaluation during 2015. The combined impact of the Venezuela bolivar devaluation and deconsolidation on adjusted earnings per share represents a total year-on-year 2016 headwind of approximately $0.17 per share.

To provide useful period-to-period comparison of results, acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post-acquisition, exclude the results of divested businesses from the previous twelve months prior to divestiture, and exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

Quarter overview

	First Quarter Ended March 31
	(unaudited)
	Reported		%	Adjusted Fixed Currency*		%
(Millions)	2016	2015	Change	2016	2015	Change
Net Sales	$3,097.4	$3,297.6	-6%	$3,075.4	$3,075.7	0%
Operating Income	371.5	387.7	-4%	373.6	354.0	6%

* Operating income is adjusted for special gains and charges

Ecolab's reported sales declined 6% to $3.1 billion in the first quarter of 2016.  Fixed currency sales were flat and acquisition adjusted fixed currency sales declined 2%.

First quarter 2016 reported operating income decreased 4% to $372 million. Both reported first quarter 2016 and 2015 results include special gains and charges.  Excluding special gains and charges, first quarter 2016 adjusted operating income of $378 million declined 5% when compared with first quarter 2015 adjusted operating income.  Excluding special gains and charges and at fixed currency rates, first quarter 2016 adjusted fixed currency operating income of $374 million increased 6% when compared with first quarter 2015 adjusted fixed currency operating income.

First quarter 2016 reported net income attributable to Ecolab decreased 1% to $231 million, representing $0.77 per diluted share.  Excluding special gains and charges and discrete tax items, first quarter 2016 adjusted net income attributable to Ecolab declined 5% to $230 million, and adjusted diluted earnings per share declined 4% to $0.77, when compared with first quarter 2015 adjusted diluted earnings per share of $0.80.  Before the negative currency impact of $0.11 per share (14%), first quarter 2016 adjusted earnings per share rose 10%.

Segment review

First quarter 2016 sales for the Global Industrial segment, when measured at fixed currency rates, rose 4% to $1,079 million and fixed currency operating income increased 25% to $129 million.  Acquisition adjusted fixed currency sales rose 2% and acquisition adjusted fixed currency operating income increased 23%, with gains in all operating units.  Latin America led the regional growth, with modest gains in Europe, North America and Asia Pacific. When measured at public currency rates, Global Industrial sales were $1,089 million and operating income was $131 million.

First quarter 2016 sales for the Global Institutional segment, when measured at fixed currency rates, rose 8% to $1,049 million, and fixed currency operating income increased 18% to $196 million compared with last year. Acquisition adjusted fixed currency sales rose 4%, and acquisition adjusted fixed currency operating income increased 19%.  Sales growth was led by the Institutional and Specialty businesses.  Sales for the segment showed good growth in North America and Asia Pacific.  When measured at public currency rates, Global Institutional sales were $1,053 million and operating income was $197 million.

Global Energy segment sales, when measured at fixed currency rates, decreased 15% to $760 million in the first quarter 2016.  Fixed currency operating income decreased 42% to $60 million.  Acquisition adjusted fixed currency sales also decreased 15% and acquisition adjusted fixed currency operating income declined 46%. Sales growth in the downstream business was more than offset by a decline in our upstream business. When measured at public currency rates, Global Energy sales were $767 million and operating income was $62 million.

Other segment sales, when measured at fixed currency rates, increased 9% to $188 million in the first quarter.  Fixed currency operating income increased 30% to $30 million.  When measured at public currency rates, Other segment sales were $188 million and operating income was $30 million.

The Corporate segment includes amortization expense of $42 million in both the first quarter of 2016 and 2015, related to the Nalco merger intangible assets. The Corporate segment also includes special gains and charges. Total special gains and charges for the first quarter of 2016 were a net charge of $6 million ($4 million after-tax).  Special gains and charges for the first quarter 2015 were a net charge of $8 million ($5 million after-tax).

The reported income tax rate for the first quarter 2016 was 24.0%, compared with the reported rate of 27.6% in the first quarter 2015.  Discrete tax items for the first quarter 2016 were a favorable $5 million.  Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 25.7% in the first quarter 2016, compared with 27.1% for the same period last year.  The improved adjusted tax rate was primarily driven by the permanent enactment of the R&D tax credit and global tax planning strategies.

Ecolab reacquired 3.1 million shares of its common stock during the first quarter. The reacquired shares included 2.5 million shares acquired as part of an accelerated share repurchase undertaken during the quarter.

Business Outlook

2016

Ecolab continues to expect full year 2016 adjusted EPS growth in the $4.35 to $4.55 range.

When compared with our 2015 performance, we expect mid-single digit acquisition adjusted fixed currency sales growth in our Global Institutional, Global Industrial and Other segments with a mid to upper single digit decline in Global Energy segment sales.  We look for improved adjusted gross margin, with a comparable selling, general and administrative (SG&A) ratio to sales, higher interest expense and a similar adjusted tax rate versus 2015.  We expect to repurchase approximately $700 million of our shares in the first half of 2016, similar to 2015.

Our detailed outlook for the full year 2016 is as follows:

Adjusted Gross Margin, excluding special gains and charges	47% to 48%
SG&A % of Sales	approx. 32%
Interest expense, net	approx. $270 million
Adjusted tax rate	approx. 26%
Noncontrolling interest	$0.06 to $0.10
Adjusted EPS, excluding special gains and charges	$4.35 - $4.55
Diluted shares	approx. 297 million

We expect special gains and charges and quantifiable discrete tax items for the full-year 2016 to be immaterial. Amounts do not reflect the impact of other future discrete tax items that are not currently quantifiable.

Reported 2015 diluted earnings per share of $3.32 included special gains and charges and discrete tax items.  Excluding these items, 2015 adjusted diluted earnings per share were $4.37.

2016 — Second Quarter

Ecolab expects second quarter adjusted earnings per share in the $1.03 to $1.11 range, compared with adjusted earnings per share of $1.08 a year ago.

At current rates of exchange, we expect foreign currency and the impact of Venezuelan deconsolidation to have an unfavorable impact of approximately four percentage points on second quarter sales and a 7% ($0.08) unfavorable impact on diluted earnings per share.

Our detailed outlook for the second quarter 2016 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 48%
SG&A % of Sales	approx. 33%
Interest expense, net	approx. $67 million
Adjusted tax rate	approx. 26%
Noncontrolling interest	$0.01 to $0.02
Adjusted EPS, excluding special gains and charges	$1.03 - $1.11
Diluted shares	approx. 295 million

We expect special gains and charges and quantifiable discrete tax items for the second quarter of 2016 to be immaterial. Amounts do not reflect the impact of other future discrete tax items that are not currently quantifiable.

Reported second quarter 2015 diluted earnings per share of $1.00 included special gains and charges and discrete tax items.  Excluding these items, second quarter 2015 adjusted diluted earnings per share were $1.08.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2015 sales of $13.5 billion and 47,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the first quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2016 second quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, adjusted earnings per share, noncontrolling interest and diluted shares outstanding; share repurchases; foreign currency and the transaction impact of foreign currency; and special gains and charges and quantifiable discrete tax items.  These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and  foreign currency risk, including  reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations including with respect to our operations in Russia and Venezuela; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; potential chemical spill or release; potential class action lawsuits;  the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, acquisition adjusted fixed currency sales, adjusted gross margins, fixed currency operating income, adjusted operating income, adjusted fixed currency operating income, adjusted fixed currency operating income margin, adjusted tax rate, adjusted net income and adjusted diluted earnings per share.

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, and significant in amount. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margin, adjusted operating income, adjusted fixed currency operating income, adjusted fixed currency operating income margin, adjusted net income and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because it excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future results.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2016. Fixed currency amounts also reflect all Venezuelan bolivar operations, prior to the deconsolidation of our Venezuelan operations, at the Marginal Currency System (SIMADI) rate of approximately 200 bolivares to 1 U.S. dollar. Fixed currency sales, acquisition adjusted fixed currency sales, fixed currency operating income and adjusted fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales, acquisition adjusted sales, operating income and adjusted operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance.

Acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture.  Acquisition adjusted growth rates also exclude the Venezuelan results of operations from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table "Supplemental Diluted Earnings per Share Information" included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FIRST QUARTER ENDED MARCH 31

(unaudited)

	First Quarter Ended
	March 31%
(millions, except per share)	2016	2015	Change
Net sales	$3,097.4	$3,297.6	-6%

Cost of sales (1)	1,631.4	1,765.3	-8%
Selling, general and administrative expenses	1,088.2	1,136.8	-4%
Special (gains) and charges (1)	6.3	7.8
Operating income	371.5	387.7	-4%
Interest expense, net	66.1	62.5	6%
Income before income taxes	305.4	325.2	-6%
Provision for income taxes	73.4	89.8	-18%
Net income including noncontrolling interest	232.0	235.4	-1%
Less: Net income attributable to noncontrolling interest	1.2	2.0
Net income attributable to Ecolab	$230.8	$233.4	-1%

Earnings attributable to Ecolab per common share
Basic	$0.78	$0.78	0%
Diluted	$0.77	$0.77	0%

Weighted-average common shares outstanding
Basic	294.4	298.2	-1%
Diluted	298.3	303.2	-2%

(1)	Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2016	2015
Cost of sales
Restructuring charges	$—	$0.6

Special (gains) and charges
Restructuring charges	3.0	2.1
Champion integration costs	—	5.2
Nalco integration costs	—	0.5
Other	3.3	—
Subtotal	6.3	7.8

Total special (gains) and charges	$6.3	$8.4

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

FIRST QUARTER ENDED MARCH 31

(unaudited)

	Fixed Currency Rates
	First Quarter Ended
	March 31
(millions)	2016	2015	% Change

Net Sales
Global Industrial	$1,079.1	$1,037.7	4%
Global Institutional	1,048.7	975.2	8%
Global Energy	760.0	890.8	-15%
Other	187.6	172.0	9%
Subtotal at fixed currency rates	3,075.4	3,075.7	0%
Currency impact	22.0	221.9
Consolidated	$3,097.4	$3,297.6	-6%

Operating Income
Global Industrial	$128.7	$102.6	25%
Global Institutional	196.1	166.3	18%
Global Energy	60.4	104.2	-42%
Other	30.1	23.1	30%
Corporate	(48.0)	(50.6)
Subtotal at fixed currency rates	367.3	345.6	6%
Currency impact	4.2	42.1
Consolidated	$371.5	$387.7	-4%

	Public Currency Rates
	First Quarter Ended
	March 31
(millions)	2016	2015	% Change

Net Sales
Global Industrial	$1,088.8	$1,127.2	-3%
Global Institutional	1,052.9	1,013.1	4%
Global Energy	767.3	979.4	-22%
Other	188.4	177.9	6%
Consolidated	$3,097.4	$3,297.6	-6%

Operating Income
Global Industrial	$130.5	$118.4	10%
Global Institutional	196.7	170.0	16%
Global Energy	62.3	128.3	-51%
Other	30.2	23.1	31%
Corporate	(48.2)	(52.1)
Consolidated	$371.5	$387.7	-4%

Note:

As shown in the “Fixed Currency Rates” table above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” table above.

Values shown in the “Public Currency Rates” table above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	March 31	December 31	March 31
(millions)	2016	2015	2015

Assets
Current assets
Cash and cash equivalents	$268.5	$92.8	$237.9
Accounts receivable, net	2,248.8	2,390.2	2,546.9
Inventories	1,386.1	1,388.2	1,503.0
Deferred income taxes	—	250.0	172.8
Other current assets	291.5	326.3	461.2
Total current assets	4,194.9	4,447.5	4,921.8

Property, plant and equipment, net	3,227.0	3,228.3	3,115.1
Goodwill	6,474.9	6,490.8	6,529.0
Other intangible assets, net	4,031.1	4,109.2	4,326.7
Other assets	413.9	365.9	335.8

Total assets	$18,341.8	$18,641.7	$19,228.4

Liabilities and Equity
Current liabilities
Short-term debt	$1,756.6	$2,205.3	$1,797.2
Accounts payable	986.1	1,049.6	950.6
Compensation and benefits	435.5	509.0	435.7
Income taxes	58.5	52.2	70.5
Other current liabilities	922.8	948.3	866.7
Total current liabilities	4,159.5	4,764.4	4,120.7

Long-term debt	5,082.8	4,260.2	5,385.4
Postretirement health care and pension benefits	1,112.4	1,117.1	1,140.8
Deferred income taxes	1,106.4	1,281.2	1,424.5
Other liabilities	228.6	238.4	221.0
Total liabilities	11,689.7	11,661.3	12,292.4

Equity
Common stock	351.0	350.3	348.7
Additional paid-in capital	5,088.0	5,086.1	4,881.3
Retained earnings	6,288.3	6,160.3	5,690.4
Accumulated other comprehensive loss	(1,536.1)	(1,423.3)	(1,187.4)
Treasury stock	(3,609.8)	(3,263.5)	(2,862.0)
Total Ecolab shareholders’ equity	6,581.4	6,909.9	6,871.0
Noncontrolling interest	70.7	70.5	65.0
Total equity	6,652.1	6,980.4	6,936.0

Total liabilities and equity	$18,341.8	$18,641.7	$19,228.4

Note:

During the first quarter of 2016, we early-adopted the accounting guidance issued in November 2015 that requires all deferred tax assets and liabilities to be classified as noncurrent on the Consolidated Balance Sheet, using the prospective application method. Prior periods have not been retrospectively adjusted for adoption of this guidance.

During the third quarter of 2015, we early-adopted the updated accounting guidance related to simplifying the presentation of debt issue costs, using the retrospective application method. We updated our Consolidated Balance Sheet for prior periods to reflect the changes, resulting in reductions as of March 31, 2015 to other assets, short-term debt and long-term debt of $23.6 million, $0.3 million and $23.3 million, respectively. The updated guidance had no impact on previously reported earnings or consolidated cash flows.

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$0.77	$1.00	$1.77	$0.86	$2.63	$0.69	$3.32

Adjustments:
Special (gains) and charges (1)	0.02	0.20	0.22	0.48	0.70	0.55	1.25
Tax expense (benefits) (2)	0.01	(0.13)	(0.12)	(0.06)	(0.19)	(0.02)	(0.21)

Adjusted diluted earnings per share (Non-GAAP)	$0.80	$1.08	$1.87	$1.28	$3.15	$1.22	$4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$0.77

Adjustments:
Special (gains) and charges (3)	0.01
Tax expense (benefits) (4)	(0.02)

Adjusted diluted earnings per share (Non-GAAP)	$0.77

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2015 include restructuring charges of $1.6 million, $14.6 million, $10.0 million and $49.3 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2015 also include $3.2 million, $2.8 million, $2.4 million and $2.3 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also include $0.5 million, $0.1 million, $0.6 million and $0.1 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include $30.2 million, $124.6 million, $80.9 million, net of tax, in the second, third and fourth quarters, respectively, related to Venezuelan charges. Special (gains) and charges for 2015 also include $15.4 million, net of tax, in the fourth quarter related to a fixed asset impairment. Special (gains) and charges for 2015 also include $13.4 million, $7.8 million and $17.1 million, net of tax, in the second, third and fourth quarters, respectively, primarily related to other litigation related charges, a loss on the sale of a portion of our Ecovation business and the net impact of inventory reserve and inventory cost policy harmonization efforts.

(2) The first quarter 2015 discrete tax net expense of $2.6 million is driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax net benefit of $39.4 million is driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary. The third quarter 2015 discrete tax net benefit of $19.2 million is driven primarily by the release of valuation allowances on certain deferred tax assets amd a refund claim for taxes paid in a prior period resulting from updated IRS regulations, offset partially by recognizing adjustments from filing our 2014 U.S. federal tax return. The fourth quarter discrete tax net benefit of $7.3 million is driven primarily by the finalization of prior year IRS audits, valuation allowance releases and other statute of limitation tax reserve releases.

(3) Special (gains) and charges for 2016 include restructuring charges of $1.8 million, net of tax, in the first quarter. Special (gains) and charges for 2016 also include $2.6 million, net of tax, in the first quarter, related to other charges.

(4) The first quarter 2016 discrete tax net benefit of $4.8 million is driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions.